Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “[*****]”

1st Amendment

to the Production Agreement (Elastomers)

between

Kraton Polymers GmbH, a company incorporated under the laws of the Federal Republic of Germany, whose registered office is at Platz der Einheit 1, 60327 Frankfurt, Germany, hereinafter referred to as “Kraton” or “Purchaser”,

Kraton Polymers Nederland BV, a company incorporated under the laws of the Netherlands, whose registered office is at John M. Keynesplein 10, 1066 EP Amsterdam, The Netherlands, hereinafter referred to as “KP Ned BV”

and

Basell Polyolefine GmbH, a company incorporated under the laws of the Federal Republic of Germany, whose registered office is at Brühler Straße 60, 50389 Wesseling, Germany, hereinafter referred to as “BPO”, hereinafter together referred to as “Parties”,

Kraton and Elenac GmbH concluded the Production Agreement (Elastomers) dated 31 March 2000 (the “Agreement”). Elenac GmbH was later renamed to Basell Polyolefine GmbH.

By way of the Assigment Agreement effective August 1, 2010 between BPO, Purchaser and KP Ned BV, KP Ned BV has been assigned certain rights and obligations and therefore became party to the Agreement.

Now the Parties agree to amend the Agreement as follows:

1.	Effective date

This first Amendment shall be deemed to have become effective on January 1st 2012.

2.	Substitution of Parties and Recitals

2.1	The text before clause 1 of the Agreement shall be deleted and replaced with the following wording:

“BETWEEN

Basell Polyolefine GmbH, a company incorporated in the Federal Republic of Germany, having its registered office at Brühler Straße 60, 50389 Wesseling, Germany (“BPO”);

AND

Kraton Polymers GmbH, a company incorporated in the Federal Republic of Germany, having its registered office at Platz der Einheit 1, 60327 Frankfurt, Germany (“Kraton” or “Purchaser”).

AND

Kraton Polymers Nederland BV, a company incorporated under the laws of the Netherlands, whose registered office is at John M. Keynesplein 10, 1066 EP Amsterdam, The Netherlands, hereinafter referred to as “KP Ned BV”

WHEREAS, Purchaser owns and BPO operates a facility in Wesseling, Germany (“Facility”) with a production capacity of currently approximately 95,000 mt/a of Elastomers (“Products”); and

WHEREAS, BPO, KP Ned BV and Purchaser wish to enter into this Agreement for BPO to provide certain services, materials and utilities with respect to the operation of the Facility, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties agree as follows:”

2.2	Throughout the Agreement, the word “Elenac” shall be replaced with “BPO”. Any reference in the Agreement to “Purchaser” or “KRATON” made in relation to the “Assigned Rights & Obligations” shall be deemed to be a reference to “KP Ned BV”.

3.	Operation of the Facility

The first sentence of paragraph 1.3 shall be amended by deleting “to Purchaser”.

4.	Service Fee

Sentences three and four of paragraph 5.1 of the Agreement shall be replaced by the following sentences:

“Subject to the following sentence of this paragraph 5.1, the Indirect Component shall not be modified before 31 December 2020. In consideration of Kraton´s investment in the installation of the so-called Catox unit and in view of the cost reductions achieved by BPO due to the stoppage of sending off gas by Kraton to BPO boilers, the Indirect Component (as defined above) shall be reduced by an amount of [*****] as of the month following the start-up of such Catox unit leading to a full stoppage of sending off gas by Kraton to BPO boilers; the so reduced Indirect Component shall than be effective for a period of 10 (ten) years (“Reduced Indirect Component Term”).

With respect to any term of this Agreement beyond the latter of either 31 December 2020 or the expiration of the Reduced Indirect Component Term, as the case may be, the Parties agree that the Indirect Component shall be renegotiated for periods of ten years each, it being the intention of the Parties that such Indirect Component shall reflect but not exceed the cost of general site and other services on an allocated basis consistent with other facilities on the Site, and it being understood that the Indirect Component in effect at any time during any period of the term of this Agreement may or may not reflect such costs for any prior period.”

[*****] [Confidential Treatment Requested]	3
Material separately filed with the Securities and Exchange Commission

5.	Assignment; Succesors

The text of paragraph 12 of the Agreement shall be deleted in its entirety and replaced with the following:

“Either Party shall be entitled to assign, sell or otherwise transfer at its sole discretion to any qualified and financial responsible third party its rights and obligations under the Agreement, and/or all receivables, claims, related rights and security under or relating to the Agreement. The Agreement shall inure to the benefit of and be binding upon any successors or assigns.”

6.	Force Majeure

The text of paragraph 13 of the Agreement shall be deleted in its entirety and replaced with the following:

“Neither Party shall be under any liability to the other whether in contract or in tort due to the first Party being delayed or hindered in or prevented from performing any or all of its obligations under this Agreement by reason of fire, explosion, strike or labour difficulty, accident, breakdown of machinery or equipment, inability to obtain power, labour, or materials from normal sources of supply, transportation or handling accidents or delays, act of God, act, order, regulation or request of government or other public authorities, war, riot, or civil disorder, or any other cause (whether or not of the same nature as the foregoing) beyond the reasonable control of the Party in question (a “Force Majeure”), provided that no such Force Majeure event shall relieve either Party of their obligations to make payments to the other Party under the terms of this Agreement.”

7.	Economic Hardship

The following new paragraph 13 a) shall be inserted in the Agreement:

“13 a) Economic Hardship

In the event there is a decline in the aggregate gross domestic product of the European Union member states for two or more consecutive quarters (as complied according to the European System of Accounts 1995 (ESA95) and published by the Statistical Office of the European Communities (EUROSTAT) at http://epp.eurostat.ec.europa.eu/portal/page/portal/euroindicators/peeis and in the event that after such decline the continued performance will in the reasonable judgement of the a Party be likely to result in losses that threaten its solvency, that Party shall notify the other Party accordingly and the first Party shall have the right to request the other Party to negotiate in good faith a potential re-arrangement of the commercial terms and conditions of this Agreement.”

8.	Exhibit B, Direct Component of Service Fee

The first sentence of para (iii) of Exhibit B shall be replaced by the following sentence:

“(iii)	for direct fixed cost elements:

All direct cash fixed costs of the Facilities in plot, including packaging, storage, handling and shipping facilities exclusively dedicated to the Facilities as defined below – and in order to avoid any misunderstandings the Parties expressively agree and state, that the Facilities’ off gas system up to the BPO boiler inside battery limits as far as it is dedicated to the off gas produced by Kraton is one of such packaging, storage, handling and shipping facilities exclusively dedicated to the Facilities until the start-up of the Catox unit leading to a full stoppage of sending off gas by Kraton to BPO boilers:”

9.	All other terms and conditions of the Agreement shall remain unchanged and in effect and shall apply accordingly to this 1st Amendment.

Wesseling,	Eschborn,
Basell Polyolefine GmbH	Kraton Polymers GmbH

Wesseling,	Frankfurt,

Kraton Polymers Nederland B.V.

Amsterdam,

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